Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127405

CB RICHARD ELLIS REALTY TRUST

Supplement No. 26 dated January 14, 2009

to the Prospectus dated April 25, 2008

We are providing this Supplement No. 26 to you in order to supplement our prospectus dated April 25, 2008. This Supplement No. 26 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 24 dated December 23, 2008, which superseded and replaced all prior supplements to our prospectus dated April 25, 2008, and Supplement No. 25 dated January 13, 2009. This Supplement No. 26 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus. Capitalized terms used in this Supplement No. 26 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

The following information should be read in conjunction with the information in our prospectus, including the section entitled “Distribution Policy.”

First Quarter Distribution

Our board of trustees approved a quarterly distribution to shareholders of $0.15 per common share for the first quarter of 2009. The distribution will be calculated on a daily basis and paid on April 17, 2009 to shareholders of record during the period January 1, 2009 through and including March 31, 2009.